                                                                     EXHIBIT 4.1
                                                                     -----------

                       FIRST AMENDMENT TO RIGHTS AGREEMENT
                       -----------------------------------

         THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of the 3rd day of September, 1998, by and between RAILAMERICA, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the "Rights Agent").



                                    RECITALS
                                    --------

         WHEREAS, on January 6, 1998, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of common stock, $.001 par value, of the Company outstanding at the close of business on January 20, 1998; and

         WHEREAS, the Company and the Rights Agent entered into a certain Rights Agreement, dated as of January 6, 1998 (the "Rights Agreement"), providing, among other things, for the issuance of the Rights (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement); and

         WHEREAS, the Board of Directors of the Company has approved the amendment of the Rights Agreement as hereinafter set forth, pursuant to a unanimous written consent dated as of September 1, 1998;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 1 of the Rights Agreement is hereby amended by deleting the definition of "Acquiring Person" set forth in subsection (a) thereof in its entirety and substituting therefor a new definition of "Acquiring Person" to read as follows:

             "'Acquiring Person' shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock the outstanding. Notwithstanding the foregoing, the term "Acquiring Person" shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (ii) EGS Associates, L.P., a Delaware limited partnership, EGS Partners L.L.C., a Delaware limited liability company, Bev Partners, L.P., a Delaware limited partnership, Jonas Partners, L.P., a Delaware limited partnership, William Ehrman, Frederic Greenberg, Frederick Ketcher, Jonas Gerstl, James McLaren or William Lautman, unless such Persons shall be the Beneficial Owners, individually or in the aggregate, of twenty percent (20%) or more of the shares of Common Stock then outstanding, or (iii) any Person who or which, together with all Affiliates and Associates of such Person, would be an Acquiring Person solely by reason of a reduction in the number of issued and outstanding shares of Common Stock of the Company pursuant to a transaction or series of related transactions approved by a majority of the Independent Directors, if any, then in office and approved by a Supermajority Vote; provided, further, however, that in the event that such Person described in the foregoing clause (iii) does not become an Acquiring Person by reason of the foregoing clause (iii), such Person shall nonetheless become an Acquiring Person in the event such Person thereafter acquires Beneficial Ownership of an additional one percent (1%) of the Common Stock of the Company, unless such additional Common Stock ownership results solely from a subsequent reduction in the number of issued and outstanding shares of Common Stock of the Company."

         2. Except as specifically amended hereby, the Rights Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

         3. This Amendment shall be deemed a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         4. This Amendment may be executed in counterparts and both of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                       RAILAMERICA, INC.



                                       By: /S/  DONALD D. REDFEARN
                                          --------------------------------------
                                                Donald D. Redfearn

                                       AMERICAN STOCK TRANSFER & TRUST COMPANY


                                       By: /S/ HERBERT J. LEMMER
                                          --------------------------------------
                                               Herbert J. Lemmer



                                       2